EXHIBIT 3.5

AMENDMENT NO. 2 TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

WORLD OMNI AUTO RECEIVABLES LLC

THIS AMENDMENT NO. 2 TO LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) is entered into as of this 25th day of September 2020, by World Omni Financial Corp., as the managing member (the “Managing Member”) of World Omni Auto Receivables LLC (the “Company”).

RECITALS

WHEREAS, the Managing Member and others entered into that certain Limited Liability Company Agreement of World Omni Auto Receivables LLC, dated as of April 24, 2000, as amended (the “LLC Agreement”);

WHEREAS, all conditions precedent to the adoption of this Amendment have occurred, including those conditions required under Section 7.3 and Section 9.1 of the LLC Agreement; and

WHEREAS, the parties hereto desire to amend the LLC Agreement as described below.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

1.            Definitions. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the LLC Agreement.

2.            Amendments.

(a)          The first sentence of Section 9.1 of the LLC Agreement is amended to insert “and the Certificate” immediately after “this Agreement”.

(b)          Immediately after the effectiveness of the amendment in clause (a), the LLC Agreement is amended by deleting Section 3.3 in its entirety and replacing it with the following:

“Section 3.3. Registered Office; Registered Agent. The address of the registered office of the Company shall be c/o United Agent Group Inc., 3411 Silverside Road Tatnall Building #104, Wilmington, Delaware 19810 and the registered agent for service of process on the Company in the State of Delaware shall be United Agent Group Inc. at such address, or such other registered agent and registered office as set forth in the Certificate, as amended from time to time.”

(c)          All language following the first paragraph of Section 7.3(e), solely within Section 7.3, including Section 7.3(f) is hereby deleted in its entirety and replaced with the following:

“(f)         To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the Company, including its creditors and the Member, in acting or otherwise voting on the matters referred to in subsection (d) or (e) above. With regard to any action contemplated by subsection (d) or (e) above, except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Directors shall not have any fiduciary duties to the Member, any Director or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.”

3.            LLC Agreement Remains in Effect. Except as amended and modified by this Amendment, the LLC Agreement remains in full force and effect.

4.            Title and Captions. All titles and captions are for convenience only, do not form a substantive part of this Amendment, and shall not restrict or enlarge any substantive provisions of this Amendment.

5.            Governing Law. This Amendment and the rights and duties of the Members shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

6.            Severability. If any provision of this Amendment shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the day and year first above written.

MEMBER:

WORLD OMNI FINANCIAL CORP.,
as Managing Member

By:	/s/ Ronald J. Virtue
Name: Ronald J. Virtue
Title: Assistant Treasurer

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Acknowledged and accepted as of the day

and year first above written:

WORLD OMNI AUTO RECEIVABLES LLC

By:	/s/ Ronald J. Virtue
Name: Ronald J. Virtue
Title: Assistant Treasurer

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